Exhibit 10.23

AUSPEX PHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE PLAN

APPROVED BY THE BOARD OF DIRECTORS: DECEMBER 18, 2013

Section 1. INTRODUCTION.

The Auspex Pharmaceuticals, Inc. Executive Severance Plan (the “Plan”) is hereby established effective upon the date of approval by the Board of Directors of Auspex Pharmaceuticals, Inc. (the “Company”) set forth above (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible officers of the Company in the event that such officers become subject to involuntary or constructive employment terminations. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other then the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an officer’s right to resign for Good Reason.

(c) “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d) “Cause” means, with respect to a particular officer, the occurrence of any of the following events: (i) such officer’s willful failure to substantially perform such officer’s assigned duties or responsibilities as an employee of the Company that is not cured within thirty (30) days following written notice thereof from the Company describing the failure to perform such duties or responsibilities; (ii) such officer’s engagement in any act of fraud, embezzlement, or other illegal conduct detrimental to the Company; (iii) such officer’s willful violation of any federal or state law or regulation applicable to the Company’s business; (iv) such officer’s material breach of any employment, consulting or other agreement between such officer and the Company, including the confidentiality agreement or invention assignment agreement between such officer and the Company, if such breach is not cured to the Company’s satisfaction within thirty (30) days of written notice thereof from the Company to such officer specifying the nature of such breach (provided that such breach is of a nature that it may potentially be cured during such a period); or (v) such officer’s indictment for, conviction of or entry of a plea of nolo contendere to a felony involving an act of moral turpitude. The determination whether a termination is for Cause shall be made by the Board in its sole and exclusive judgment and discretion.

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(e) “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of transactions hold, immediately after such transaction or series of related transactions, more than 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the primary purpose of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediate prior to such a sale, lease, exclusive license or other disposition. Once a Change of Control has occurred, no future events shall constitute a Change of Control for purposes of the Plan.

(f) “Closing” means the initial closing of the Change of Control as defined in the definitive agreement executed in connection with the Change of Control. In the case of a series of transactions constituting a Change of Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change of Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Company” means Auspex Pharmaceuticals, Inc. or, following a Change of Control, the surviving entity resulting from such event.

(i) “Change of Control Period” means the period commencing thirty (30) days prior to the Closing of a Change of Control and ending twelve (12) months following the Closing of a Change of Control.

(j) “Change of Control Termination” means a termination of employment that (1) is due to (a) a termination by the Company without Cause (and other than as a result of the officer’s death or disability) or (b) an officer’s resignation for Good Reason and (2) occurs within the Change of Control Period. For such purposes, if the events giving rise to an officer’s right to resign for Good Reason arise within the Change of Control Period, and the officer’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change of Control Termination.

(k) “Covered Termination” means a Regular Termination or a Change of Control Termination.

(l) “Director” means a member of the Board.

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(m) “Eligible Officer” means an officer of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(n) “Good Reason” for an officer’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such officer’s consent: (i) any material reduction of such officer’s duties, authority or responsibilities, relative to such officer’s duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a material reduction in such officer’s annual base salary other than in connection with a comparable reduction affecting all officers at the officer’s level; (iii) a relocation of such officer’s principal place of employment to a location outside of San Diego County, California that increases the officer’s one-way commute by more than fifty (50) miles (other than reasonable business travel required as part of the job duties associated with such officer’s position); or (iv) a material breach by the Company of such officer’s offer letter, employment agreement or similar agreement under which such officer provides services to the Company; provided, however, that in each case above, in order for the officer’s resignation to be deemed to have been for Good Reason, the officer must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and the officer’s resignation must be effective not later than thirty (30) days after the expiration of such Cure Period.

(o) “Participation Agreement” means an agreement between an officer and the Company in substantially the form of APPENDIX A attached hereto, and which may include such other terms as the Board deems necessary or advisable in the administration of the Plan.

(p) “Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing, as applicable.

(q) “Regular Termination” means a termination of employment that (1) is due to (a) a termination by the Company without Cause (and other than as a result of the officer’s death or disability) or (b) an officer’s resignation for Good Reason and (2) does not occur within the Change of Control Period.

(r) “Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change of Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).

Section 2. ELIGIBILITY FOR BENEFITS.

(a) Eligible Officer. An officer of the Company is eligible to participate in the Plan if (i) the Board has designated such officer as eligible to participate in the Plan by providing such person with a Participation Agreement; (ii) such officer has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) such officer’s employment with the Company terminates due to a Covered Termination; and (iv) such officer meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an officer is an Eligible Officer

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shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b) Release Requirement. In order to be eligible to receive benefits under the Plan, the officer also must execute a general waiver and release in substantially the form attached hereto as EXHIBIT A or EXHIBIT B, as appropriate (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Covered Termination, and such Release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with the officer.

(c) Plan Benefits Provided In Lieu of Individual Agreement Severance Benefits. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Officer and any severance benefits in any individually negotiated employment contract or agreement between the Company and an Eligible Officer.

(d) Exceptions to Benefit Entitlement. An officer who otherwise is an Eligible Officer will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1) The officer voluntarily terminates employment with the Company without Good Reason, or terminates employment due to the officer’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2) The officer voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3) The officer is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the officer substantially the same level of responsibility and compensation and would not give rise to the officer’s right to resign for Good Reason.

(4) The officer is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change of Control and the terms of such reemployment would not give rise to the officer’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the officer’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the officer does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.

(5) The officer is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

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(e) Termination or Reduction of Benefits.

(1) If during such period as an Eligible Officer is receiving benefits under this Plan for a Regular Termination, the Eligible Officer commences full-time employment or consulting services with any entity other than the Company (“Subsequent Employment”) and receives compensation for such services, unless otherwise determined by the Plan Administrator, such Eligible Officer’s benefits under this Plan that are payable on or after the time such Eligible Officer receives compensation from the Subsequent Employment shall be reduced, dollar for dollar, by the compensation received for such Subsequent Employment, with such offset calculated before applicable taxes and all other withholdings. During the period an Eligible Officer is receiving benefits under this Plan for a Regular Termination, such Eligible Officer is required to notify the Company in writing, within five (5) days of such Eligible Officer’s acceptance of an offer of Subsequent Employment, and the Eligible Officer is also required to notify the Company of the date upon which such Eligible Officer will commence any Subsequent Employment. For the avoidance of doubt, this Section 2(e)(1) shall not apply to an Eligible Officer receiving benefits under this Plan for a Change of Control Termination.

(2) An Eligible Officer’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Officer is receiving benefits under the Plan, the Eligible Officer, without the prior written approval of the Plan Administrator willfully breaches any statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement or similar type agreement between the Eligible Officer and the Company, as applicable).

Section 3. AMOUNT OF BENEFIT.

(a) Severance Benefit. Benefits under the Plan shall be provided to an Eligible Officer as set forth in the Participation Agreement.

(b) Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Officers (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Officer” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c) Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Officer’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Officer by the Company or an Affiliate that become payable in connection with the Eligible Officer’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Officer to remain on the payroll for a limited

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period of time after being given notice of the termination of the Eligible Officer’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Officer and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Officer, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d) Parachute Payments. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Officer would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Eligible Officer’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Eligible Officer will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Eligible Officer. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Officer’s equity awards. In no event will the Company or any stockholder be liable to any Eligible Officer for any amounts not paid as a result of the operation of this Section 3(d). The professional firm engaged by the Company for general tax purposes as of the day prior to the Closing will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. If the tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and each Eligible Officer with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Eligible Officers.

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Section 4. RETURN OF COMPANY PROPERTY.

An Eligible Officer will not be entitled to any severance benefit under the Plan unless and until the Eligible Officer returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Officer had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5. TIME OF PAYMENT AND FORM OF BENEFIT.

The Company reserves the right in the Participation Agreement to specify whether severance payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Officer’s termination of employment unless and until the Eligible Officer has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Officer without causing the Eligible Officer to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Officer be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Officer is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Officer’s Separation from

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Service and (2) the date of the Eligible Officer’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Officer’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Officer’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Officer’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Officer’s Release, the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

Section 6. REEMPLOYMENT.

In the event of an Eligible Officer’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Officer to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such

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period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Officers. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b) Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular officer who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such officer. Any action amending the Plan shall be in writing and executed by the Company’s Chairman of the Board (prior to the Closing) or the Representative (following the Closing).

(c) Termination. The Plan will automatically terminate upon the earliest of: (i) the date five (5) years after the Effective Date, if the Closing has not occurred on or prior to such date, or (ii) following satisfaction of all the Company’s obligations under the Plan.

Section 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any officer or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any officer or other person at any time, with or without cause, which right is hereby reserved.

Section 9. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of North Carolina.

Section 10. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Auspex Pharmaceuticals, Inc.

Board of Directors

3366 N. Torrey Pines Court

Suite 225

San Diego, CA 92037

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will

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comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Auspex Pharmaceuticals, Inc.

Board of Directors

3366 N. Torrey Pines Court

Suite 225

San Diego, CA 92037

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the

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applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Officer’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Officer may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11. BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

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Section 12. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 95-4862842. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Auspex Pharmaceuticals, Inc.

3366 N. Torrey Pines Court

Suite 225

San Diego, CA 92037

In addition, service of legal process may be made upon the Plan Administrator.

(d) Plan Sponsor. The “Plan Sponsor” is:

Auspex Pharmaceuticals, Inc.

3366 N. Torrey Pines Court

Suite 225

San Diego, CA 92037

(919) 806-1074

(e) Plan Administrator. The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Auspex Pharmaceuticals, Inc.

Board of Directors or Representative

3366 N. Torrey Pines Court

Suite 225

San Diego, CA 92037

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Auspex Pharmaceuticals, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Officer, you are considered a participant in the Plan and, under ERISA, you are entitled to:

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(a) Receive Information About Your Plan and Benefits

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Officer with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Officers, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Officers and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your

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rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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APPENDIX A

AUSPEX PHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

Name:

Section 1. ELIGIBILITY.

You have been designated as eligible to participate in the Auspex Pharmaceuticals, Inc. Executive Severance Plan (the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2. SEVERANCE BENEFITS

Subject to the terms of the Plan, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in either Section 2(a) or Section 2(b) below. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to all of the terms of the Plan, including any delay in payment that may be required under Section 5 of the Plan.

(a) Regular Termination. Upon a Regular Termination, you shall be eligible to receive the following cash severance and equity acceleration benefits.

(1) Cash Severance. You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable), less standard deductions and withholdings, for six (6) months following the date of termination.

(2) Equity Acceleration. The vesting and exercisability of your outstanding unvested stock awards governed by the Company’s 2010 Equity Incentive Plan, 2014 Equity Incentive Plan or any successor or other equity incentive plan adopted (the “Equity Plan”) that are subject to time-based vesting requirements shall be accelerated as if you had completed an additional six (6) months of service with the Company as of the date of your termination and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any stock award governed by the Equity Plan that is subject to time-based vesting shall lapse as if you had completed an additional six (6) months of service with the Company as of the date of your termination. In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the Equity Plan under which such stock award was granted that provides

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that any then unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than sixty (60) days following any Regular Termination of your employment. Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination as provided in the applicable Equity Plan under which such stock award was granted or substantially equivalent provisions applicable to your stock award.

(b) Change of Control Termination. Upon a Change of Control Termination, you shall be eligible to receive the following cash severance and equity acceleration benefits.

(1) Cash Severance. You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable), less standard deductions and withholdings, for twelve (12) months following the date of termination.

(2) Equity Acceleration. The vesting and exercisability of your outstanding unvested stock awards governed by the Equity Plan shall be accelerated in full and any reacquisition or repurchase rights held by the Company (or successor thereto) in respect of common stock issued pursuant to any stock award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level. In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable Equity Plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than sixty (60) days following any Covered Termination of your employment that occurs prior to a Closing. Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination as provided in the applicable Equity Plan under which such stock award was granted or substantially equivalent provisions applicable to your stock award.

Section 3. ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The severance benefits that may be provided to you under this Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b) As further set forth in Section 2 of the Plan, this Agreement and the Plan supersedes and replaces any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you and any severance benefits under individually negotiated employment agreement, including your offer letter agreement with the Company dated                 , and as it may be amended therafter from time to time.

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To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to                  no later than             ,     .

Auspex Pharmaceuticals, Inc.

By:

Title:

[Eligible Officer]	Date

17.

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Auspex Pharmaceuticals, Inc. Executive Severance Plan (the “Plan”).

1. Consideration. I understand that my position with Auspex Pharmaceuticals, Inc. (the “Company”) terminated effective             , 201  . The Company has agreed that if I timely sign, date and return this Release Agreement (“Release”), and I do not revoke it, the Company will provide me with certain severance benefits pursuant to the terms and conditions of the Plan. I understand that I am not entitled to such severance benefits unless I timely sign this Release and allow it to become effective.

2. General Release. In exchange for the consideration to be provided to me under the Plan that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

3. Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (b) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge,

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investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

4. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

5. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

6. Other Agreements and Representations. I further agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (c) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (d) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Confidentiality, Non-Disclosure and Developments Agreement. In addition, I hereby represent that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release, together with the Confidentiality, Non-Disclosure and Developments Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the

2.

Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

ELIGIBLE OFFICER

Printed Name:

Signature:

Date:

3.

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Auspex Pharmaceuticals, Inc. Officer Change of Control Severance Benefit Plan (the “Plan”).

1. Consideration. I understand that my position with Auspex Pharmaceuticals, Inc. (the “Company”) terminated effective                     , 201  . The Company has agreed that if I timely sign, date and return this Release Agreement (“Release”), and I do not revoke it, the Company will provide me with certain severance benefits pursuant to the terms and conditions of the Plan. I understand that I am not entitled to such severance benefits unless I timely sign this Release and allow it to become effective.

2. General Release. In exchange for the consideration to be provided to me under the Plan that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

3. Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (b) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge,

1.

investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

4. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

5. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

6. Other Agreements and Representations. I further agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (c) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (d) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Confidentiality, Non-Disclosure and Developments Agreement. In addition, I hereby represent that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy,

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and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release, together with the Confidentiality, Non-Disclosure and Developments Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

ELIGIBLE OFFICER

Printed Name:

Signature:

Date:

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